Exhibit 99.1

INTERNATIONAL PLACE
6400 POPLAR AVENUE
MEMPHIS, TN 38197

News Release

International Paper to Sell Kwidzyn Mill in Poland

MEMPHIS, Tenn. – February 12, 2021 – International Paper (NYSE: IP) has entered into an agreement to sell the Kwidzyn pulp and paper mill and supporting operations to Mayr-Melnhof Karton AG for €670 million (approximately $812 million) in cash, subject to closing adjustments for net debt and net working capital.

The Kwidzyn mill employs approximately 2,300 people and has the annual capacity to produce 740,000 metric tons of folding boxboard, uncoated freesheet, specialty kraft papers, and market pulp on four machines.

On December 3, 2020, International Paper announced its intention to spin off its Printing Papers business into a standalone, publicly-traded company in order to focus on its corrugated packaging and absorbent fibers businesses. The sale of Kwidzyn provides an opportunity for International Paper to realize a premium value and significant incremental cash proceeds, but otherwise does not change its plans for the proposed spin-off.

International Paper will engage in a consultation process with the appropriate employee representatives and expects the transaction to close in the third quarter of 2021, subject to customary closing conditions and regulatory approvals.

About International Paper

International Paper (NYSE: IP) is a leading global producer of renewable fiber-based packaging, pulp and paper products with manufacturing operations in North America, Latin America, Europe, North Africa and Russia. We produce corrugated packaging products that protect and promote goods, and enable world-wide commerce; pulp for diapers, tissue and other personal hygiene products that promote health and wellness; and papers that facilitate education and communication. We are headquartered in Memphis, Tenn., employ approximately 48,000 colleagues and serve more than 25,000 customers in 150 countries. Net sales for 2020 were $21 billion. For more information about International Paper, our products and global citizenship efforts, please visit internationalpaper.com

Certain statements in this press release may be considered forward-looking statements. These statements reflect IP management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to (i) the receipt of regulatory approvals for the transaction and the successful fulfillment or waiver of all other closing conditions without unexpected delays or conditions; (ii) the successful closing of the transaction within the estimated timeframe; (iii) industry conditions; (iv) global economic conditions and political changes; and (v) other factors that can be found in IP’s press releases and Securities and Exchange Commission filings. IP undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts

Media: Thomas J. Ryan, +1-901-419-4333

Investors: Guillermo Gutierrez, +1-901-419-1731; Michele Vargas, +1-901-419-7287